Report of Independent Accountants

To the Board of Trustees of
The Montgomery Funds

In planning and performing our audit of the financial statements of Montgomery Growth Fund, Montgomery U.S. Emerging Growth Fund, Montgomery
 Small Cap Fund, Montgomery Equity
Income Fund, Montgomery International Growth
Fund, Montgomery Global Opportunities Fund,
Montgomery Global Communications Fund, Montgomery
 Emerging Markets Fund, Montgomery
Emerging Asia Fund, Montgomery Global 20 Fund
(formerly Montgomery Select 50 Fund),
Montgomery International 20 Portfolio, Montgomery
U.S. Select 20 Portfolio, Montgomery
Total Return Bond Fund, Montgomery Short Duration
Government Bond Fund, Montgomery
California Tax-Free Intermediate Bond Fund,
 Montgomery Government Money Market Fund,
Montgomery Federal Tax-Free Money Fund and
Montgomery California Tax-Free Money Fund
(all portfolios of The Montgomery Funds)
(collectively the "Funds") for the period ended
June
30, 2000, we considered their internal control,
 including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to
provide assurance on internal control.

The management of the Funds is responsible for
 establishing and maintaining internal control.
In
fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States.
Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control,
 errors or fraud may occur and not be detected.
Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of June 30, 2000.

This report is intended solely for the information
 and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

August 18, 2000